Exhibit 21.1

Subsidiaries of the registrant

Go2Net, Inc., a Delaware corporation
HDV Holdings, Inc., a Delaware corporation
H.D. Vest, Inc., a Texas corporation
H.D. Vest Investment Securities, Inc., a Texas corporation
H.D. Vest Advisory Services, Inc., a Texas corporation
H.D. Vest Insurance Agency LLC, a Massachusetts Limited Liability Company
H.D. Vest Insurance Agency LLC, a Montana Limited Liability Company
H.D. Vest Insurance Agency LLC, a Texas Limited Liability Company
Project Baseball Sub, Inc., a Delaware corporation
TaxAct Holdings, Inc., a Delaware corporation
TaxAct, Inc., an Iowa corporation
TaxSmart Research, LLC, a Delaware corporation
Financial BluPrint, LLC, a Delaware corporation
SimpleTax Software, Inc., a British Columbia corporation